Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 33-17073, 33-35152, 33-79450, 333-65885, 333-81535, and 333-60488 and in the related Prospectuses of L. B. Foster Company of our reports dated March 6, 2008, with respect to the consolidated financial statements and schedule of L. B. Foster Company and the effectiveness of internal control over financial reporting of L. B. Foster Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP
Ernst & Young LLP

Pittsburgh, Pennsylvania
March 6, 2008